UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
VCA ANTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
www.vcaantech.com

April 25, 2008

Dear Fellow Stockholder:

Our 2008 Annual Meeting will be held on Wednesday, June 4, 2008 at our corporate offices located at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to cast your vote. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

Robert L. Antin
Chairman of the Board, Chief Executive Officer
and President

VCA ANTECH, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. Pacific Time on Wednesday, June 4, 2008
PLACE	12401 West Olympic Boulevard Los Angeles, California 90064-1022
ITEMS OF BUSINESS	(1) To elect two Class III members of the Board of Directors for a term of three years.
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.
(3) To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if, at the close of business on April 21, 2008, you were a holder of record of our common stock.
PROXY VOTING	All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card. If you hold your shares in street name, you may also access the World Wide Web site indicated on your voting instruction card to vote via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2008

The Notice of Annual Meeting, the Proxy Statement and our 2007 Annual Report are available at http://ww3.ics.adp.com/streetlink/WOOF.

April 25, 2008	Tomas W. Fuller Chief Financial Officer, Vice President and Secretary

i

ii

VCA ANTECH, INC.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the 2008 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” to be held on June 4, 2008. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Proxy materials, which include the Proxy Statement, proxy card, notice of the 2008 Annual Meeting of Stockholders, which we refer to as the “Notice of 2008 Annual Meeting,” and the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we refer to as the “2007 Annual Report,” were mailed by us to our stockholders beginning April 25, 2008. In this Proxy Statement, VCA Antech, Inc. is referred to as the “Company,” “VCA,” “we,” “us” and “our.”

QUESTIONS AND ANSWERS

Q.	Who may vote at the Annual Meeting?

A.	You may vote your VCA common stock at the Annual Meeting if our records show that you owned your shares of common stock at the close of business on April 21, 2008, which we refer to as the “Record Date.” At that time, there were 85,114,059 shares of common stock outstanding, and approximately 202 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q.	What items of business will be voted on at the Annual Meeting?

A.	There are two items of business scheduled to be voted on at the Annual Meeting:

• Election of two members to the Board of Directors; and

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

We will also consider other business that comes properly before the Annual Meeting.

Q.	How does the Board of Directors recommend that I vote?

A.	Our Board of Directors recommends that you vote:

• “FOR” the election of its nominees to the Board of Directors; and

• “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Q.	How can I vote my shares in person at the Annual Meeting?

A.	If your shares are registered directly in your name with U.S. Stock Transfer Corporation, our “Transfer Agent,” you are considered the stockholder of record with respect to those shares and the proxy materials, including the proxy card, are being sent directly to you by VCA. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

Most stockholders of VCA hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.	How can I vote my shares without attending the Annual Meeting?

A.	Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the Annual Meeting.

A number of brokerage firms and banks offer Internet voting options. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on the voting instruction card accompanying your proxy card. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

Q.	What happens if additional matters are presented at the Annual Meeting?

A.	Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Robert L. Antin and Tomas W. Fuller, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.	Do I have appraisal rights in connection with the matters to be voted upon at the Annual Meeting?

A.	No. Our stockholders do not have a right under Delaware law, our Amended and Restated Certificate of Incorporation or our Bylaws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

Q.	What happens if I do not give specific voting instructions?

A.	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares on routine matters, but not on non-routine matters. As a result:

•  Your broker may vote your shares with respect to Item 1 (election of directors) and Item 2 (ratification of independent registered public accounting firm) because these matters are considered routine.

As the items of business to be acted upon at the Annual Meeting are routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” the election of the Board of Directors’ nominees to the Board of Directors and ratification of VCA’s independent registered public accounting firm.

If non-routine matters where to be acted upon at the Annual Meeting, the broker would not be able to vote your shares without your instructions. This is referred to as a “broker non-vote.” In tabulating the voting result for any particular item, broker non-votes are not considered votes cast affirmatively or negatively on that item.

Q.	What happens if I abstain?

A.	For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Q.	What is the quorum requirement for the Annual Meeting?

A.	A majority of VCA’s outstanding shares as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

• are present and vote at the Annual Meeting; or

• properly submit a proxy card or vote over the Internet.

Broker non-votes also are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.	How can I change my vote after I return my proxy card?

A.	You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by:

• written notice to the Secretary of the Company;

• timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet; or

• if you are a record holder, voting by ballot at the Annual Meeting.

Q.	What is the voting requirement to approve each of the items?

A.

Item 1—Election of directors	The persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected

Item 2—Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the affirmative “FOR” vote of a majority of the votes casts on this item at the Annual Meeting

Q.	Where can I find the voting results of the Annual Meeting?

A.	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2008.

Q.	Can I access the Notice of Annual Meeting, Proxy Statement and 2007 Annual Report on the internet?

A.	The Notice of 2008 Annual Meeting, Proxy Statement and the 2007 Annual Report are available http://ww3.ics.adp.com/streetlink/WOOF.

Q.	How can I obtain a separate set of proxy materials?

A.	To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one VCA common stock account, we are delivering only one set of the 2007 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

VCA Antech, Inc. Attention: Investor Relations 12401 West Olympic Boulevard Los Angeles, California 90064-1022 (310) 571-6500

Q.	Who pays for the cost of this proxy solicitation?

A.	We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.	Is there a list of stockholders entitled to vote at the Annual Meeting?

A.	The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices by contacting the Secretary of the Company.

Q.	What is the deadline to propose actions for consideration at next year’s annual meeting?

A.	Any stockholder who intends to present a proposal at the 2009 Annual Meeting for inclusion in our Proxy Statement and proxy card relating to our 2009 Annual Meeting must submit his, her or its proposal to VCA Antech, Inc., c/o Office of Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064 by December 26, 2008. The rules and regulations of the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” provide that if the date of the Company’s 2009 Annual Meeting is advanced or delayed more than 30 days from the date of the 2008 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2009 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2009 Annual Meeting. Upon determination by the Company that the date of the 2009 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, the Company will disclose that change in the earliest possible Quarterly Report on Form 10-Q.

If a stockholder intends to present a proposal at our 2009 Annual Meeting, but does not intend to have it included in our Proxy Statement, the proposal must be delivered to our Secretary no earlier than March 6, 2009 and no later than April 5, 2009. If the date of our 2009 Annual Meeting is advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, the proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of our 2009 Annual Meeting. Furthermore, if a stockholder who presents a proposal (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the proposal, the proposal will be disregarded, notwithstanding that proxies in respect of the proposal may have been received by the Company.

Q.	How do I recommend a candidate for election as a director?

A.	Stockholders who wish to recommend a candidate for election as a director at our 2009 Annual Meeting must submit their recommendations no earlier than March 6, 2009 and no later than April 5, 2009. Stockholders may recommend candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee by providing written notice to VCA Antech, Inc., c/o Office of Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. The written notice must provide the candidate’s name, age, business and residence addresses, biographical data, including principal occupation, qualifications, the number and class of our shares, if any, beneficially owned by the candidate, and all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations promulgated thereunder. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide his, her or its name and address, the number and class of shares beneficially owned by the stockholder, a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the proposed nominee and any other person or persons (including their names), and all other information regarding the stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Company will include a candidate recommended by a stockholder in its Proxy Statement only if the Nominating and Corporate Governance Committee, after evaluating the candidate, decides to propose the candidate to the Board, and the Board nominates the candidate. Furthermore, if a stockholder who recommends a nominee (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the nomination, the nomination will be disregarded, notwithstanding that proxies in respect of the nomination may have been received by the Company.

Q.	How can I communicate with the Board of Directors?

A.	Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Robert Antin, none of the members of our Board of Directors is an employee of VCA. We keep the members of our Board of Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board of Directors and committee meetings.

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which govern, among other things, criteria for membership on the Board of Directors, vacancies on the Board of Directors, director responsibilities, director education, and committee composition and charters. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at http://investor.vcaantech.com.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to all of our employees as well as our directors and executive officers. Our Code of Ethics and Business Conduct is designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues. Our Code of Ethics and Business Conduct applies to our Chief Executive Officer, Chief Financial Officer, all other senior financial executives, our directors when acting in their capacity as directors and to all of our employees. The purpose of our Code of Ethics and Business Conduct is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding audit, accounting, internal controls or other ethical issues on a confidential basis by means of an anonymous toll-free telephone call or email. We investigate all concerns and complaints. Our Code of Ethics and Business Conduct is posted on our website at http://investor.vcaantech.com.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Ethics and Business Conduct which applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer/Controller and persons performing similar functions and amendments to, or waivers from, any provision which relates to any element of our Code of Ethics and Business Conduct described in Item 406(b) of Regulation S-K.

Committee responsibilities

VCA has three committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee meets regularly and has a written charter approved by the Board of Directors. See “Further Information Regarding Board of Directors — Meetings and Committees” contained elsewhere in this Proxy Statement.

Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that four of our five current directors are independent under the NASDAQ Global Select Market listing standards. Our independent directors are: John M. Baumer, John B. Chickering, Jr., John Heil and Frank Reddick. In addition, all of the directors currently serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the NASDAQ Global Select Market listing standards.

Stockholder communication

Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Director attendance at Annual Meetings

All directors are encouraged to attend VCA’s Annual Meetings of stockholders. Three of our directors attended our 2007 Annual Meeting of Stockholders.

Executive sessions

VCA’s independent directors regularly meet in executive session without management present.

Outside advisors

The Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee may each retain outside advisors and consultants of their choosing at VCA’s expense.

Director education

Frank Reddick routinely participates in continuing legal education programs on corporate governance, and board and board committee functions.

ITEM 1:	ELECTION OF DIRECTORS

We have five members on our Board of Directors. Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards.

As provided in our Amended and Restated Certificate of Incorporation, the Board of Directors has been grouped into three classes, as nearly equal in number as possible, which are elected for staggered terms. Our Class III directors will be elected at this Annual Meeting and will hold office for three years until the 2011 Annual Meeting and thereafter until their successors are duly elected and qualified. The terms of our Class I directors expire at our 2009 Annual Meeting. The term of our Class II director expires at our 2010 Annual Meeting. In accordance with our Corporate Governance Guidelines, any director appointed to fill a vacant seat in a class other than the class of directors whose terms expire at the next annual meeting of stockholders will stand for re-election at the next annual meeting of stockholders.

Although we know of no reason why these nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. The Board of Directors may choose to reduce the size of the Board, as permitted by our Bylaws, provided we maintain the number of independent directors required by the listing standards of the NASDAQ Global Select Market. The Board of Directors has no reason to believe that VCA’s nominees will be unwilling or unable to serve if elected as director.

Nominees

Our nominees for election as Class III directors, John B. Chickering, Jr. and John Heil, are currently directors and have agreed to be named in this Proxy Statement and to serve if elected.

The Board of Directors proposes the following candidates for election as Class III directors:

Class III Director Nominees

John B. Chickering, Jr.
John Heil

The principal occupation and certain other information about the nominees, our other directors and our executive officers are set forth on the following pages.

A plurality of the votes cast is required for election as a director. All proxies will be voted to approve the election of the nominees listed above unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES IDENTIFIED ABOVE.

MANAGEMENT

Directors and Executive Officers

The following persons serve as our directors:

Directors	Age	Present Position

Class I Directors
John M. Baumer	40	Director
Frank Reddick	55	Director

Class II Director
Robert L. Antin	58	Chairman of the Board

Class III Directors
John B. Chickering, Jr.	59	Director
John Heil	55	Director

The following persons serve as our executive officers:

Executive Officers	Age	Present Position

Robert L. Antin	58	Chief Executive Officer and President
Arthur J. Antin	61	Chief Operating Officer and Senior Vice President
Neil Tauber	57	Senior Vice President of Development
Tomas W. Fuller	50	Chief Financial Officer, Vice President and Secretary
Dawn R. Olsen	49	Principal Accounting Officer, Vice President and Controller
Josh Drake	40	President of laboratory division, Antech Diagnostics

Our executive officers are appointed by and serve at the discretion of our Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer.

Robert L. Antin, one of our founders, has served as our Chairman of the Board, Chief Executive Officer and President since our inception in 1986. From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University.

John M. Baumer has served as our director since September 2000. Mr. Baumer is a partner of Leonard Green & Partners, LP, where he has been employed since May 1999. Prior to joining Leonard Green & Partners, LP, he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the boards of directors of FTD, Inc. and Leslie’s Poolmart, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania.

John B. Chickering, Jr. has served as one of our directors since April 2004 and previously served as a director from 1988 to 2000. Mr. Chickering is a certified public accountant. Mr. Chickering is currently a private investor and independent consultant. Mr. Chickering served in a variety of executive positions within Time Warner, Inc. and Warner Bros., Inc., most recently as the Vice President—Financial Administration for Warner

Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University.

John Heil has served as one of our directors since February 2002 and previously served as a director from 1995 to 2000. Mr. Heil currently serves as President of United Pet Group, Inc., a global manufacturer and marketer of pet supplies and subsidiary of Spectrum Brands, Inc. Mr. Heil also serves on Spectrum Brands’ Executive Committee as Chief Operating Officer. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H. J. Heinz Company in various executive and general management positions including President and Managing Director of Heinz Pet Products and President of Heinz Specialty Pet Foods. Mr. Heil holds a BA degree in economics from Lycoming College.

Frank Reddick has served as one of our directors since February 2002. For more than the past five years, Mr. Reddick has been a partner in Akin Gump Strauss Hauer & Feld LLP, a global, full service law firm. Mr. Reddick serves on the firm’s management committee and its national steering committee for the Corporate Finance & Mergers and Acquisitions section. Mr. Reddick is principally engaged in the practice of corporate and securities law, with a concentration on corporate finance, mergers and acquisitions, joint ventures and other strategic alliances. Mr. Reddick holds a JD from the University of California, Hastings College of the Law.

Arthur J. Antin, one of our founders, has served as our Chief Operating Officer and Senior Vice President since our inception. From 1986 until June 2004, Mr. Antin also served as our Secretary and as a director. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. At AlternaCare Corp., Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA in Community Health from New York University.

Neil Tauber, one of our founders, has served as our Senior Vice President of Development since our inception. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp. At AlternaCare Corp., Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

Tomas W. Fuller joined us in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. In June 2004, Mr. Fuller became Secretary. From 1980 to 1987, Mr. Fuller worked at Arthur Andersen LLP, the last two years of which he served as audit manager. Mr. Fuller received his BA in business/economics from the University of California at Los Angeles.

Dawn R. Olsen joined us in January 1997 as Vice President, Controller. In March 2004, Ms. Olsen became Principal Accounting Officer. From 1993 to 1996, Ms. Olsen served as Senior Vice President, Controller of Optel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen worked at Arthur Andersen LLP, the last year of which she served as audit manager. Ms. Olsen currently serves on the board of the Women’s Leadership Council in Los Angeles. Ms. Olsen is a certified public accountant and received her BS in business/accounting from California State University, Northridge.

Josh Drake joined us in 1992. In February 2008, Mr. Drake became President of our laboratory division, Antech Diagnostics. Over the past five years, Josh Drake has held various positions at VCA Antech, including, Group Vice President of our animal hospital division, Group Vice President of Antech Diagnostics and Senior Vice President of Antech Diagnostics. Mr. Drake received his BS in economics from the University of California at Santa Barbara.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition

Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards. We refer to each of these directors as an “independent director.”

Meetings & Committees

During fiscal 2007, the Board of Directors held four meetings and acted one time by unanimous written consent. VCA’s independent directors regularly meet in executive session without management present.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are constituted solely of independent directors.

Audit Committee

The Audit Committee consists of John M. Baumer, John B. Chickering, Jr. (Chairman) and John Heil, each an independent director and each financially literate as required by the NASDAQ Global Select Market listing standards. Our Board of Directors has determined that Messrs. Baumer, Chickering and Heil qualify as “audit committee financial expert[s]” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During fiscal 2007, the Audit Committee held eight meetings.

Among other matters, the Audit Committee:

•	engages and replaces the independent registered public accounting firm as appropriate;

•	evaluates the performance of, independence of and pre-approves all services provided by the independent registered public accounting firm;

•	discusses with management, internal auditor and the independent registered public accounting firm the quality of our accounting principles and financial reporting; and

•	oversees our internal controls.

Our Audit Committee charter is posted on our website at http://investor.vcaantech.com.

Compensation Committee

The Compensation Committee consists of John M. Baumer, John B. Chickering, Jr. and Frank Reddick (Chairman), each an independent director. During fiscal 2007, the Compensation Committee held six meetings and acted one time by unanimous written consent. The Compensation Committee:

•	assists the Board of Directors in ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

•	establishes the compensation of all of our executive officers; and

•	administers the Company’s equity incentive programs, including the VCA Antech Inc. 2006 Equity Incentive Plan and the VCA Antech Inc. 2007 Annual Cash Incentive Plan, which we refer to collectively as the “Plans.”

The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board of Directors. The Compensation Committee seeks the views of our Chief Executive Officer with respect to establishing appropriate compensation packages for the executive officers (other than the Chief Executive Officer). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company. On October 23, 2007, the Compensation Committee established the 162(m) subcommittee, which consists of the two “outside directors” (as such term is defined in Treasury Regulation 1.162-27(e)(3)) of the Compensation

Committee, John M. Baumer and John B. Chickering, Jr. The 162(m) subcommittee has the power and authority, to the same extent as would the Compensation Committee, to act, in the name of and on behalf of the Company, with respect to the administration of the Plans, including (i) granting equity awards to the Company’s executive officers pursuant to the terms of the VCA Antech Inc. 2006 Equity Incentive Plan, (ii) granting performance awards consisting of equity and/or cash to the Company’s executive officers under the Plans and (iii) establishing the performance goals underlying the performance awards and determining whether these performance goals have been met. Our Compensation Committee charter is posted on our website at http://investor.vcaantech.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of John M. Baumer, John B. Chickering, Jr. and Frank Reddick (Chairman), each an independent director. During fiscal 2007, the Nominating and Corporate Governance Committee held one meeting. The principal responsibilities of the Nominating and Corporate Governance Committee are to propose to the Board of Directors a slate of nominees for election by the stockholders at our Annual Meetings and to review and reassess the adequacy of the Corporate Governance Guidelines and recommend any proposed changes to the Board of Directors.

In considering director candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Nominating and Corporate Governance Committee does believe, however, that all members of the Board of Directors should have high personal and professional ethics, integrity, practical wisdom and mature judgment, no conflict of interest that would interfere with their performance as a director of a public corporation, a commitment to serve on the Board of Directors over a period of several years, a willingness to represent the best interests of all stockholders and objectively appraise management performance and sufficient time to devote to matters of the Board of Directors. Our Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Nominating and Corporate Governance Committee will consider candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws, as summarized in the “Questions and Answers” section of this Proxy Statement. The Nominating and Corporate Governance Committee will not evaluate candidates differently based on who made the recommendation for consideration. Our Nominating and Corporate Governance Committee charter is posted on our website at http://investor.vcaantech.com.

Director Attendance

All directors attended 75% or more of all the meetings of the Board of Directors in fiscal 2007. All directors attended 75% or more of all the meetings of those committees on which they served in fiscal 2007. The Company encourages, but does not require, all directors and director nominees to attend our Annual Meetings of stockholders. Three of our directors attended our 2007 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee of our Board of Directors consisted of John B. Chickering, Jr., John M. Baumer and Frank Reddick. None of these individuals was one of our officers or employees at any time during fiscal 2007. Mr. Reddick is a partner at Akin Gump Strauss Hauer & Feld LLP, which provided legal services to us during fiscal 2007 and is providing legal services to us in fiscal 2008. In 2007, the Company paid Akin Gump Strauss Hauer & Feld LLP $1.2 million for legal services. Nevertheless, Mr. Reddick is not disqualified from serving as an independent director on our Board of Directors under the NASDAQ Global Select Market listing standards because of the relatively small amount of fees we paid to Akin Gump Strauss Hauer & Feld LLP in fiscal years 2007, 2006 and 2005 in relation to our total revenues and the total revenues of Akin Gump Strauss Hauer & Feld LLP for those same periods. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged the firm of KPMG LLP to continue to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2008. KPMG LLP has served as VCA’s principal independent registered public accounting firm since June 14, 2002.

We are asking the stockholders to ratify the appointment of KPMG LLP as our independent public accounting firm for the fiscal year ending December 31, 2008. The ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

We anticipate that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of KPMG LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for professional services rendered during the fiscal years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees	$1,693,651	$1,716,724
Audit Related Fees (1)	21,792	--
Tax Fees (2)	53,513	29,500
All Other Fees (3)	20,706	6,567

Total	$1,789,662	$1,752,791

(1)	Consists of $21,792 for due diligence work related to acquisitions.

(2)	Consists of (a) $53,513 for consultation on the tax impact of certain transactions in 2007 and (b) $25,000 for consultation on the tax impact of certain transactions and $4,500 for review of corporate tax returns in 2006.

(3)	Consists of miscellaneous consulting services provided by KPMG LLP in each of 2007 and 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit and permissible non-audit services and fees be pre-approved by the Audit Committee. Specific pre-approval is not required for permissible non-audit services provided that they:

•	do not, in the aggregate, amount to more than five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year in which the services are provided;

•	were not recognized by the Company as non-audit services at the time of the relevant engagement; and

•	are promptly brought to the attention of the Audit Committee and approved by the Audit Committee (or its designated representatives) prior to the completion of the annual audit.

Pursuant to the pre-approval policy, the Audit Committee’s Chairman is delegated the authority to pre-approve audit services and fees, provided he reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is twelve months. All fees in excess of pre-approved levels require specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in connection to fiscal 2007 were approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The Audit Committee Report does not constitute “soliciting material,” and shall not be deemed “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Committee is responsible for overseeing, on behalf of the Board of Directors, the Company’s accounting and financial reporting process and the audits of VCA’s financial statements. The Committee acts only in an oversight capacity and relies on the work and assurances of management, which has the primary responsibility for the financial reporting process, including the system of internal controls, and the financial statements.

The Committee has:

•	reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication With Audit Committees); and

•	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and discussed with the independent registered public accounting firm the independent accountant’s independence from the Company and its management.

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

John M. Baumer
John B. Chickering, Jr.
John Heil

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

We believe that compensation of our executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the market and industry in which we compete for talent and which align the interests of our officers and senior management with the interests of our stockholders. We seek to promote individual service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below). To achieve these objectives, we believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with stockholders.

We seek to achieve these objectives through a variety of compensation elements:

•	annual base salary;

•	an annual cash performance award, the payment of which is based on meeting pre-established performance goals;

•	long-term incentive compensation, delivered in the form of stock options grants and restricted stock awards that are awarded based on the factors described below and that are designed to align executive officers’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.

Governance

The Compensation Committee oversees our executive compensation and benefit plans and practices, while establishing management compensation policies and procedures to be reflected in the compensation program offered to our executive officers.

The Compensation Committee is comprised of three directors, Messrs. Baumer, Chickering and Reddick, each of whom served throughout 2007. The members of the Compensation Committee are appointed by our Board of Directors, and Mr. Reddick serves as the chairman of the Compensation Committee. Each member of the Compensation Committee is independent as defined in the listing standards of the NASDAQ Global Select Market. The Compensation Committee has established a Section 162(m) subcommittee, consisting of Messrs. Baumer and Chickering, each of whom meet the definition of “Outside Director” for purposes of Section 162(m) of the Internal Revenue Code. The Section 162(m) subcommittee administers our 2006 Equity Incentive Plan and 2007 Annual Cash Incentive Plan, grants performance awards and establishes performance goals.

The Compensation Committee operates under a written charter approved by the entire Board of Directors, a copy of which is available on our website at http://investor.vcaantech.com. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed by the Compensation Committee in April 2008.

The Chairman of the Compensation Committee develops the meeting calendar for the year based on member availability and other relevant events within our corporate calendar. The Compensation Committee meeting agendas are generally developed by our Compensation Committee Chairman. The Compensation Committee generally meets in executive session, with no member of management being present at the meetings.

The Compensation Committee has the authority to retain independent counsel, consultants or other advisers as it deems necessary in connection with its responsibilities at our expense; however, the Compensation Committee did not engage an outside compensation consultant in 2007. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Financial Officer are involved in the design and implementation of our executive compensation programs. They typically provide their input through consultation with the Chairman of the Compensation Committee and typically are not present at Compensation Committee meetings. The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding base salary and incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer for development and execution.

Compensation Practices

The Compensation Committee sets base salary and incentive compensation for our executives following a review of company-wide performance, individual performance, salary and incentive compensation practices among our Comparison Group, internal equity considerations and other factors. Notwithstanding the foregoing, our 162(m) subcommittee sets incentive compensation for our “covered employees” (as such term is defined in the Internal Revenue Code of 1986, as amended (the “Code”)). Individual performance targets are set based on the stated financial goals for the year, typically tied to our publicly announced earnings and EBITDA guidance. In addition, the Compensation Committee reviews the Chief Executive Officer’s recommendations with regard to base salary and incentive compensation.

Our executive officers’ base salary is typically reviewed and adjusted effective on July 1 of each year. The Committee’s approval generally occurs during the third quarter of the year, which occurred on December 27, 2007 for 2007-2008 base compensation.

Equity awards are typically reviewed and granted during the first quarter of each year. All equity awards are granted on the date the Compensation Committee approves the awards using the fair market value of the Company’s common stock at the close of that business day.

Cash incentive compensation for a fiscal year is awarded during the first quarter, once audited results for the preceding fiscal year are available. Performance targets and incentive awards are then set for the current fiscal year, typically tied to our publicly announced earnings and EBITDA guidance. For 2007, the key performance indicators for the Company included achieving an adjusted EBITDA target and an adjusted earnings per share target.

In making decisions with respect to any element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to an executive officer, including salary, annual cash performance award or bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual cash performance award or bonus and long-term compensation delivered through stock option grants and restricted stock awards) to award to executive officers each year. Among these factors are:

•	how proposed amounts of total compensation to our executive officers compare to amounts paid to similar executives by our Comparison Group both for the prior year and over a multi-year period;

•	internal pay equity considerations;

•	the longevity of the executive officer’s tenure with the Company;

•	the financial performance of the Company and the long-term value achieved by our stockholders through stock appreciation; and

•	broad trends in executive compensation generally.

In addition, in reviewing and approving employment agreements for executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances.

The Compensation Committee applies essentially the same compensation policies to all executive officers. The difference in the amount of base salary and annual cash performance award awarded to our Chief Executive Officer relative to the amount of base salary and annual cash performance award or bonus awarded to each other executive officer is generally attributable to differences in the Compensation Committee’s assessment in relative contribution to the performance of the Company, benchmarking data for the positions held by them and general trends in executive compensation. The base salary and annual cash performance awards provided to the chief executive officer position are almost always higher than for the other executive officers at companies in our Comparison Group and other public companies generally. The differences between the Chief Executive Officer’s base salary and annual cash performance award and the other executive officers reflects: the larger scope of the Chief Executive Officer’s responsibilities and authority; and the Chief Executive Officer’s individual contributions to the success of the Company. The internal relationship of total compensation awarded to our executive officers has remained generally consistent over the last three years.

Components of 2007 Executive Compensation

For the fiscal year ended December 31, 2007, the principal components of compensation for the executive officers were:

•	base salary;

•	annual cash bonus under the 2007 Annual Cash Incentive Plan;

•	grants of restricted stock; and

•	perquisites and other personal benefits.

Base Salary

Base salaries for our executive officers are established based on individual qualifications and job responsibilities, while taking into account compensation levels at similarly situated companies for similar positions referred to as benchmarking. We use benchmarking as a point of reference for measurement, and the Compensation Committee has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether our level of executive pay is appropriate when compared to industry standards. In setting 2007 compensation, the Compensation Committee established a comparison group of companies, which we refer to as the “Comparison Group”: Idexx

Laboratories, Inc., Patterson Companies, Inc., Pediatrix Medical Group, Inc., PetSmart, Inc. and Stericycle, Inc. We believe that this Comparison Group is representative of companies within our industry, companies of similar size and complexity to us or companies within our geographic proximity with whom we compete for talented employees. The information gathered from this Comparison Group included base salary, cash incentive compensation and equity incentive compensation.

In addition to benchmarking, the Compensation Committee reviews the executive officer’s historical compensation, the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established after a review of the recommendations of the Chief Executive Officer. Base salaries for each of our executive officers were increased commencing July 1, 2007 by 3.5%. Salary increases were limited to this percentage amount in order to be consistent with compensation awards made to non-executive officers of the Company for fiscal 2007. A review of the compensation of the companies in our Comparison Group indicated that our Chief Executive Officer ranked in the second quartile, and our other Named Executive Officers ranked in the second and third quartiles, with regard to base salary and total compensation.

Annual Cash Performance Awards

We grant cash performance awards that are designed to create a direct link between performance and compensation for the executive officers. Under the 2007 Annual Cash Incentive Plan, the 162(m) subcommittee has the authority to grant performance awards in amounts determined in its sole discretion and to reduce the amount of performance awards in its sole discretion. Performance awards provide participants with the right to an award based upon the achievement of one or more levels of performance required to be attained with respect to one or more performance criteria, which we refer to as “performance goals.”

Our stockholders adopted the 2007 Annual Cash Incentive Plan at the 2007 annual meeting of stockholders. The 162(m) subcommittee established an Adjusted EBITDA target and an Adjusted Earnings per Diluted Share target for the award of cash incentive compensation for the three months ended December 31, 2007 at levels which, when added to actual performance during prior periods during the year, would be tied to the mid-point of the Company’s guidance announced to the financial community at the beginning of 2007.

We define Adjusted EBITDA and Adjusted Earnings per Diluted Share as the reported items, adjusted to exclude certain significant items. The 162(m) subcommittee uses Adjusted EBITDA and Adjusted Earnings per Diluted Share because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. The only amounts excluded for purposes of determining whether the targets were met in 2007 was the positive impact of the decrease in the Company’s workers’ compensation insurance liability for policy periods prior to 2007.

The annual targets for 2007 were as follows:

Performance Criteria	Targets

Adjusted EBITDA	$250,347,000
Adjusted Earnings per Diluted Share	$1.32

The maximum performance award for each executive officer is a percentage of such executive officer’s base salary determined by reference to the average of the percentages by which the actual Adjusted EBITDA and Adjusted Earnings per Diluted Share exceed the Performance Goals as follows:

Executive Officer	Average Percent of Actual Over Performance Goals

	100%	103%	In Excess of 103%

Robert L. Antin	50% of Base Salary	100% of Base Salary	150% of Base Salary

Arthur Antin	45% of Base Salary	90% of Base Salary	135% of Base Salary

Neil Tauber	35% of Base Salary	70% of Base Salary	100% of Base Salary

Tomas Fuller	35% of Base Salary	70% of Base Salary	100% of Base Salary

In determining the performance awards earned by each eligible executive officer, the 162(m) subcommittee compared the actual results for Adjusted EBITDA and Adjusted Earnings per Diluted Share to the performance targets. The actual Adjusted EBITDA and Adjusted Earnings per Diluted Shares exceeded the performance targets by more than 103%. As a result, the 162(m) subcommittee certified that each executive officer earned his performance award in full. However, as permitted by the terms of the 2007 Annual Cash Incentive Plan, the 162(m) subcommittee reduced the amount of the performance awards paid to each executive officer by approximately 40%. The annual cash performance award awarded to each executive officer under the 2007 Annual Cash Incentive Plan for performance in fiscal year 2007 is reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 22 of this Proxy Statement.

In determining the cash bonus for Dawn Olsen for fiscal year 2007, the Compensation Committee compared the actual Adjusted EBITDA and adjusted net income per common share for fiscal year 2007 to the Company’s targets for these metrics for the year and took into account the increase in the price of the Company’s common stock over fiscal 2006 and the performance of Dawn Olsen in the discharge of her particular duties. The Compensation Committee also considered the recommendations of the Chief Executive Officer.

The cash bonus awarded on April 22, 2008 to Dawn Olsen at the discretion of the Compensation Committee for her performance in fiscal year 2007 is reflected in the column titled “Bonus” of the Summary Compensation Table on page 22 of this Proxy Statement.

Restricted Stock Awards

The long-term incentive compensation element provides a periodic award (typically during the first quarter of each fiscal year) that in most instances will be performance based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to executive officers and the overall goals of the compensation program described above.

At December 31, 2007, 135 employees held stock option grants and 148 employees held restricted stock awards under our equity incentive plans. Equity ownership for all executive officers, our other officers and senior managers is important for purposes of incentive, retention and alignment with stockholders.

Historically, the Compensation Committee has granted stock options to its executive officers. At a Compensation Committee meeting held in December 2006, the Compensation Committee discussed the relative tax and accounting treatment of restricted stock awards and stock option grants and the dilutive impact of the two forms of compensation on existing stockholders. In January 2007, the Compensation Committee decided to adopt grants of restricted stock as the primary form of long-term equity based awards in lieu of stock options.

Although there is no specified grant date for equity awards, at the Compensation Committee meeting held in December 2006, the Compensation Committee adopted a policy pursuant to which it will, at a regularly scheduled Compensation Committee meeting, set in advance of the meeting date, consider the grant of equity awards to the executive officers. The Compensation Committee adopted this policy to mitigate against the perception that grant dates are set to achieve any benefits for the executive officers.

On January 5, 2007, the Compensation Committee made a restricted stock award to each executive officer under the 2006 Equity Incentive Plan. These restricted stock awards are reflected in the column titled “Stock Awards” of the Summary Compensation Table on page 22 of this Proxy Statement.

Perquisites and Other Personal Benefits

In order to better enable us to attract and retain highly skilled executive officers and to round out a competitive compensation package for our executive officers, we provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

The executive officers, among other things, are provided use of automobiles, are reimbursed for their out-of-pocket medical expenses and participate in the plans and programs described above.

The attributed costs and a more detailed description of the perquisites and other personal benefits received by each executive officer for fiscal year 2007 are included in column titled “All Other Compensation,” and the footnotes thereto, of the Summary Compensation Table on page 22 of this Proxy Statement.

Termination and Change in Control Payments

We have entered into employment agreements with three of our executive officers and into a severance agreement with another executive officer. These employment agreements and severance agreement, which are designed to promote stability and continuity of senior management, provide for termination and change in control payments. On April 25, 2008, we entered into an amended severance agreement with Mr. Tauber, which amends and restates his severance agreement, dated March 3, 2003. The Compensation Committee approved the amendment on April 22, 2008. On February 25, 2008, we also entered into post-retirement medical benefits coverage agreements with four of our executive officers, effective as of December 27, 2007. We entered into post-retirement medical benefits agreements with certain of our executive officers as a recognition of each such executive officer’s extended service to the Company. A summary of these severance payments and post-termination benefits is set forth under the heading “Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Payment Upon Termination and Change in Control” on page 25 of this Proxy Statement.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain executive officers. Except with respect to a portion of the compensation paid to our Chief Executive Officer, all compensation paid to the executive officers for fiscal year 2007 will be fully deductible. In order to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible. However, the Compensation Committee established performance goals for the 2008 restricted stock awards to the executive officers, which will result in all compensation contemplated to be paid in 2008 to the executive officers being deductible.

On April 24, 2007, the Board of Directors adopted the 2007 Annual Cash Incentive Plan. The Company designed the 2007 Annual Cash Incentive Plan so that the payments made under the Plan are eligible for deduction under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments to employees, including stock options, in accordance with the requirements of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”).

Summary Compensation Table

The following table sets forth all compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers (whose compensation exceeded $100,000 during the last fiscal year) for services rendered to us for the years ended December 31, 2007 and 2006. We refer to these officers as the Named Executive Officers.

							Change in
						Non-Equity	Pension Value
						Incentive	and Nonquali-
						Plan	fied Deferred	All Other
Name and				Stock	Option	Compensa-	Compensation	Compensa-
Principal Position	Year	Salary	Bonus	Awards	Awards	tion	Earnings	tion	Total
			(1)	(2)	(3)	(4)		(5)
		($)	($)	($)	($)	($)	($)	($)	($)

Robert L. Antin,	2007	$841,500	$--	$359,750	$--	$765,004	$--	$61,459	$2,027,713
Chairman of the Board, Chief Executive Officer and President	2006	$683,617	$825,000	$--	$19,333	$--	$--	$81,800	$1,609,750

Arthur J. Antin,	2007	$535,500	$--	$239,833	$--	$438,139	$--	$56,627	$1,270,099
Chief Operating Officer and Senior Vice President	2006	$508,846	$472,500	$--	$15,333	$--	$--	$56,451	$1,053,130
Neil Tauber,	2007	$362,100	$--	$239,833	$--	$230,429	$--	$69,377	$901,739
Senior Vice President of Development	2006	$346,923	$248,500	$--	$6,667	$--	$--	$60,117	$662,207
Tomas W. Fuller,	2007	$362,100	$--	$239,833	$--	$230,429	$--	$23,530	$855,892
Chief Financial Officer, Vice President and Secretary	2006	$346,923	$248,500	$--	$11,333	$--	$--	$21,229	$627,985
Dawn R. Olsen,	2007	$229,500	$41,000	$35,975	$49,128	$--	$--	$5,930	$361,533
Principal Accounting Officer, Vice President and Controller	2006	$219,615	$50,625	$--	$76,629	$--	$--	$3,916	$350,785

(1)	The amount in the “Bonus” column for the fiscal year ended December 31, 2007 for Dawn R. Olsen was determined by the Compensation Committee at its April 22, 2008 meeting, as more fully described on page 20 of the Proxy Statement. The amounts in the “Bonus” column for the fiscal year ended December 31, 2006 were determined by the Compensation Committee at its April 24, 2007 meeting in accordance with the Company’s discretionary cash bonus program, which was discussed in further detail on page 23 of the 2007 proxy statement, and were paid shortly thereafter.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R. For the assumptions used in the calculation of these amounts for fiscal year 2007 see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2007.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the applicable year in accordance with SFAS 123R, and include amounts from options granted prior to each applicable year. For the assumptions used in the calculation of these amounts see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2007 and Note 8 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2006.

(4)	The amounts in this column represent the cash awards paid for fiscal year 2007 to the Named Executive Officers under the 2007 Annual Cash Incentive Plan, which is discussed in further detail on page 19 of this Proxy Statement. In determining the amounts in this column the 162(m) subcommittee compared the actual results for Adjusted EBITDA and Adjusted Earnings per Diluted Share to the performance goals established by the 162(m) subcommittee for the three months ended to December 31, 2007, as more fully described on pages 19-20 of this Proxy Statement, and then, in its sole discretion, reduced the performance awards earned by each Named Executive Officer set forth above by approximately 40%.

(5)	All Other Compensation for the fiscal year ended December 31, 2007 consists of the following:

	Robert L. Antin	Arthur J. Antin	Neil Tauber	Tomas W. Fuller	Dawn R. Olsen

Automobile lease and auto insurance (a)	$38,442	$33,458	$29,787	$9,066	$--
Medical insurance premiums and reimbursement of out- of-pocket medical expenses	21,217	21,369	37,790	12,664	4,130
401(k) Company contribution	1,800	1,800	1,800	1,800	1,800

Total	$61,459	$56,627	$69,377	$23,530	$5,930

(a)	For disclosure purposes, the annual cost of the Company leased automobile was determined based on the Annual Lease Value as provided in the Code.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth certain information regarding the grant of plan-based awards made during the fiscal year ended December 31, 2007, to each Named Executive Officer.

Name	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	All Other	Exercise	Grant Date
	Date	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Option	or Base	Fair Value
								Awards:	Awards:	Price of	of 2007
								Number of	Number of	Option	Equity
								Shares of	Securities	Awards	Awards
								Stock or	Underlying
								Units	Options
								(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum

		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)

Robert L. Antin	1/5/2007	--	--	--	--	--	--	45,000	--	--	$1,455,300
Arthur J. Antin	1/5/2007	--	--	--	--	--	--	30,000	--	--	$970,200
Neil Tauber	1/5/2007	--	--	--	--	--	--	30,000	--	--	$970,200
Tomas W. Fuller	1/5/2007	--	--	--	--	--	--	30,000	--	--	$970,200
Dawn R. Olsen	1/5/2007	--	--	--	--	--	--	4,500	--	--	$145,530

(1)	The Compensation Committee made the restricted stock awards set forth in this column to the Named Executive Officers on January 5, 2007. The restricted stock awards will vest in three installments: 25% (rounded up to the nearest whole share) on January 5, 2009; 50% (rounded up to the nearest whole share) on January 5, 2010; and the remainder on January 5, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2007.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan
			Incentive					Incentive	Awards:
			Plan					Plan	Market or
			Awards:			Number	Market	Awards:	Payout Value
			Number of			of Shares	Value of	Number of	of Unearned
	Number of	Number of	Securities			or Units of	Shares or	Unearned	Shares, Units
	Securities	Securities	Underlying			Stock	Units of	Shares, Units	or Other
	Underlying	Underlying	Unexercised	Option	Option	That Have	Stock That	or Other	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Expiration	Not	Have Not	Rights That	Have Not
Name	Options	Options	Options	Price	Date	Vested	Vested	Have Not	Vested
						(1)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
	Exercisable	Unexercisable

Robert L. Antin	290,000	--	--	$7.00	12/17/2012	45,000	1,990,350	--	--
	425,000	--	--	$19.40	10/19/2010	--	--	--	--
Arthur J. Antin	45,690	--	--	$0.50	9/20/2010	30,000	1,326,900	--	--
	230,000	--	--	$7.00	12/17/2012	--	--	--	--
	175,000	--	--	$19.40	10/19/2010	--	--	--	--
Neil Tauber	--	--	--	--	--	30,000	1,326,900	--	--
	175,000	--	--	$19.40	10/19/2010	--	--	--	--
Tomas W. Fuller	40,000	--	--	$0.50	9/20/2010	30,000	1,326,900	--	--
	170,000	--	--	$7.00	12/17/2012	--	--	--	--
	175,000	--	--	$19.40	10/19/2010	--	--	--	--
Dawn R. Olsen	18,000	--	--	$7.00	12/17/2012	4,500	199,035	--	--
	24,000	16,000(2)	--	$16.11	3/11/2010	--	--	--	--
	30,000	--	--	$23.68	10/31/2012	--	--	--	--

(1)	The restricted stock awards will vest in three installments: 25% (rounded up to the nearest whole share) on January 5, 2009; 50% (rounded up to the nearest whole share) on January 5, 2010; and the remainder on January 5, 2011.

(2)	Unvested options vest in one installment of 16,000 on September 1, 2008.

Options Exercised and Stock Vested

The following table sets forth information regarding the stock option awards that were exercised by each of our Named Executive Officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired	Value Realized on
Name	on Exercise	on Exercise	on Vesting	Vesting
	(#)	($) (1)	(#)	($)

Robert L. Antin	--	--	--	--
Arthur J. Antin	--	--	--	--
Neil. Tauber	42,500	$1,411,714	--	--
Tomas W. Fuller	--	--	--	--
Dawn R. Olsen	30,000	$1,049,060	--	--

(1)	The dollar amount represents the difference between the aggregate market price of the shares of common stock underlying the options at exercise and the aggregate exercise price of the options.

Summary of Equity Compensation Plan

The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the fiscal year ended December 31, 2007.

			Number of Securities
	Number of Securities to Be	Weighted Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
Plan Category	Outstanding Options	Outstanding Options	Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	4,431,713	$16.57	6,220,603
Equity Compensation Plans Not Approved By Security Holders	--	--	--

Total	4,431,713	$16.57	6,220,603

Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Payments Upon Termination and Change in Control

We have employment agreements with Robert L. Antin, Arthur J. Antin and Tomas W. Fuller, and a severance agreement with Neil Tauber. Each of these agreements provide for certain payments upon termination or Change in Control. For purposes of this proxy statement, a “Change in Control” shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of Exchange Act) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person who is not, immediately following the occurrence of a Public Offering Event (as defined in the Stockholders Agreement, dated as of September 20, 2000, by and among the Company, certain officers of the Company and the other signatories thereto, as amended), the beneficial owner of 10% or more of the Company’s outstanding common stock (or any person who is not an affiliate or related party of such a beneficial owner of 10% or more of the Company’s outstanding common stock) shall become the beneficial owner of 25% or more of the Company’s outstanding common stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period).

In addition, we have post-retirement medical benefits coverage agreements with Robert L. Antin, Arthur J. Antin, Tomas W. Fuller and Neil Tauber.

Robert L. Antin

Mr. Antin’s employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chairman of the Board, Chief Executive Officer and President for a term of five years from any given date, such that there shall always be a minimum of at least five years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary of $520,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that accelerate on the date of termination will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to five times the greater of Mr. Antin’s last annual bonus or the average of all bonuses paid to Mr. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options, which are accelerated on the date of termination, immediately upon termination and thereafter during the term of the option. For purposes of this paragraph, “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Antin under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California; or (z) Mr. Antin failing to be reelected to, or being removed from, the Board of Directors.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Antin upon termination qualify as “excess parachute payments” under the Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Antin’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Antin and his family will continue to receive medical benefits coverage from the date employment is terminated until the last to occur of Mr. Antin’s death, the death of Mr. Antin’s spouse, or the end of the year in which each of Mr. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Antin and his family at any time during the five years prior to termination. Upon Mr. Antin’s eligibility for Medicare or a similar program, Mr. Antin will have the option to enroll in Medicare or such similar program. If Mr. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Edge Medical Reimbursement Insurance or a substantially similar policy. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Antin equal to all federal, state and local taxes incurred by Mr. Antin as a result thereof.

The following table describes the potential payments to Mr. Robert L. Antin upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$ 36,300	$ 36,300	$ 36,300	$ 36,300	$ 36,300	$ 36,300	$ 36,300
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance	4,290,000	4,280,500	8,115,020	--	8,115,020	--	8,115,020
Acceleration of Equity Awards (4)	497,588	497,588	1,990,350	--	1,990,350	--	1,990,350
Automobile	--	232,314	232,314	--	232,314	--	232,314
Club Membership	--	139,952	139,952	--	139,952	--	139,952
Group Life and Other Company Insurance Plans (5)	1,204	11,049	11,049	--	11,049	--	11,049
Post-Retirement Medical Benefits (6)	1,191,289	1,191,289	1,191,289	1,191,289	1,191,289	1,191,289	1,191,289
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	4,377,524

Total	$ 6,016,381	$ 6,388,992	$ 11,716,274	$ 1,227,589	$ 11,716,274	$ 1,227,589	$ 16,093,798

(1)	Upon the termination of Mr. Antin’s employment or a Change in Control, Mr. Antin will receive a lump sum payment consisting of (a) accrued and unpaid salary, (b) cash severance and (c) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Post-Retirement Medical Benefits” row, will be paid over a five year period. For example, during such five year period, Mr. Antin will receive an average annual payment of $46,463 towards the cost of an automobile.

(2)	Reflects Mr. Antin’s accrued and unpaid salary as of December 31, 2007. Assumes cash bonus for fiscal 2007 was paid to Mr. Antin prior to termination.

(3)	As of December 31, 2007, Mr. Antin had no accrued vacation.

(4)	As of December 31, 2007, all shares of restricted stock held by Mr. Antin were unvested.

(5)	Consists of payment of insurance premiums for Mr. Antin.

(6)	Includes payment of insurance premiums for Mr. Antin of approximately $9,200 per year for executive medical excess claims insurance coverage. The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Antin for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Antin is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Antin was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 27 years as of December 31, 2007), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $5,450,638.

(7)	If the receipt by Mr. Antin of the executive medical excess claims insurance coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $646,473.

Arthur J. Antin

Mr. Antin’s employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chief Operating Officer, Senior Vice President and Secretary for a term equal to three years from any given date, such that there shall always be a minimum of at least three years remaining under his employment agreement. (Mr. Antin no longer serves as the Company’s Secretary.) The employment agreement provides for Mr. Antin to receive an annual base salary of $416,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that is accelerated on the date of termination will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to three times the greater of Mr. Antin’s last annual bonus or the average of all bonuses paid to Mr. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options that are accelerated on the date of termination during the full term of the option. For purposes of this paragraph, for “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Antin under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; or (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Antin upon termination qualify as “excess parachute payments” under the Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Antin’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Antin and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Antin attains age 60 until the last to occur of Mr. Antin’s death, the death of Mr. Antin’s spouse, or the end of the year in which each of Mr. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Antin and his family at any time during the five years prior to termination. Upon Mr. Antin’s eligibility for Medicare or a similar program, Mr. Antin will have the option to enroll in Medicare or such similar program. If Mr. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Edge Medical Reimbursement Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Antin or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Antin is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Antin or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Antin equal to all federal, state and local taxes incurred by Mr. Antin as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Antin will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Arthur J. Antin upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$ 23,100	$ 23,100	$ 23,100	$ 23,100	$ 23,100	$ 23,100	$ 23,100
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance	1,638,000	1,632,900	2,952,417	--	2,952,417	--	2,952,417
Acceleration of Equity Awards (4)	331,725	331,725	1,326,900	--	1,326,900	--	1,326,900
Automobile	--	105,458	105,458	--	105,458	--	105,458
Club Membership	--	53,229	53,229	--	53,229	--	53,229
Group Life and Other Company Insurance Plans (5)	723	6,030	6,030	--	6,030	--	6,030
Post- Retirement Medical Benefits (6)	921,893	921,893	921,893	921,893	921,893	921,893	921,893
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	1,488,645

Total	$ 2,915,441	$ 3,074,335	$ 5,389,027	$ 944,993	$ 5,389,027	$ 944,993	$ 6,877,672

(1)	Upon the termination of Mr. Antin’s employment or a Change in Control, Mr. Antin will receive a lump sum payment consisting of (a) accrued and unpaid salary, (b) cash severance and (c) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Post-Retirement Medical Benefits” row, will be paid over a three year period. For example, during such three year period, Mr. Antin will receive an average annual payment of $35,153 towards the cost of an automobile.

(2)	Reflects Mr. Antin’s accrued and unpaid salary as of December 31, 2007. Assumes cash bonus for fiscal 2007 was paid to Mr. Antin prior to termination.

(3)	As of December 31, 2007 Mr. Antin had no accrued vacation.

(4)	As of December 31, 2007, all shares of restricted stock held by Mr. Antin were unvested.

(5)	Consists of payment of insurance premiums for Mr. Antin.

(6)	Includes payment of insurance premiums for Mr. Antin of approximately $9,500 per year for executive medical excess claims insurance coverage. The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Antin for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Antin is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Antin was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 24 years as of December 31, 2007), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $4,837,201.

(7)	If the receipt by Mr. Antin of the executive medical excess claims insurance coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $500,281.

Tomas W. Fuller

Mr. Fuller’s employment agreement dated as of November 27, 2001, provides for Mr. Fuller to serve as our Chief Financial Officer, Vice President and Assistant Secretary for a term equal to two years from any given date, such that there shall always be a minimum of at least two years remaining under his employment agreement. (Mr. Fuller currently serves as the Company’s Secretary.) The employment agreement provides for Mr. Fuller to receive an annual base salary of not less than $244,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee.

If Mr. Fuller’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Fuller’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Fuller’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Fuller), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that are accelerated on the date of termination will remain exercisable for the full term.

If Mr. Fuller terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Fuller terminates automatically, we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to two times the greater of Mr. Fuller’s last annual bonus or the average of all bonuses paid to Mr. Fuller under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites; provided, however, that if we terminate Mr. Fuller’s employment agreement without cause, we will only accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination. In these circumstances, Mr. Fuller may exercise his options that are accelerated on the date of termination for the full term of the option. For purposes of this paragraph, for “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Fuller under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; or (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California.

If Mr. Fuller terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Fuller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Fuller upon termination qualify as “excess parachute payments” under the Code, Mr. Fuller also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Fuller is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Fuller’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Fuller and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Fuller attains age 53 until the last to occur of Mr. Fuller’s death, the death of Mr. Fuller’s spouse, or the end of the year in which each of Mr. Fuller’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Fuller and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Fuller and his family at any time during the five years prior to termination. Upon Mr. Fuller’s eligibility for Medicare or a similar program, Mr. Fuller will have the option to enroll in Medicare or such similar program. If Mr. Fuller or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Edge Medical Reimbursement Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Fuller or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Fuller is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Fuller or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the
Company will make a payment to Mr. Fuller equal to all federal, state and local taxes incurred by Mr. Fuller as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Fuller will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Tomas W. Fuller upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance	738,400	736,120	1,199,258	--	1,199,258	--	1,199,258
Acceleration of Equity Awards (4)	331,725	331,725	1,326,900	--	331,725	--	1,326,900
Automobile	--	19,514	19,514	--	19,514	--	19,514
Group Life, Medical and Other Company Insurance Plans (5)	39,121	41,539	41,539	--	41,539	--	41,539
Post-Retirement Medical Benefits (6)	1,467,674	1,467,674	1,467,674	1,467,674	1,467,674	1,467,674	1,467,674
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	680,922

Total	$ 2,592,540	$ 2,612,192	$ 4,070,505	$ 1,483,294	$ 3,075,330	$ 1,483,294	$ 4,751,427

(1)	Upon the termination of Mr. Fuller’s employment or a Change in Control, Mr. Fuller will receive a lump sum payment consisting of (a) accrued and unpaid salary, (b) cash severance and (c) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Post-Retirement Medical Benefits” row, will be paid over a two year period. For example, during such two year period, Mr. Fuller will receive an average annual payment of $9,757 towards the cost of an automobile.

(2)	Reflects Mr. Fuller’s accrued and unpaid salary as of December 31, 2007. Assumes cash bonus for fiscal 2007 was paid to Mr. Fuller prior to termination.

(3)	As of December 31, 2007, Mr. Fuller had no accrued vacation.

(4)	As of December 31, 2007, all shares of restricted stock held by Mr. Fuller were unvested.

(5)	Includes payment of insurance premiums for Mr. Fuller of approximately $1,600 per year for executive medical excess claims insurance coverage (for a total of approximately $3,200 for the two year period during which Mr. Fuller is entitled to such coverage under the terms of his employment agreement). The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Fuller for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Fuller is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Fuller was reimbursed the maximum amount per year during the two year period during which he is entitled to such benefits, we estimate that the amount set forth in the “Group Life, Medical and Other Company Insurance Plans” row would increase by $420,478.

(6)	Includes payment of insurance premiums for Mr. Fuller of approximately $1,600 per year for executive medical excess claims insurance coverage. The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Fuller for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Fuller is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Fuller was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 30 years as of December 31, 2010), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $6,307,171.

(7)	If the receipt by Mr. Fuller of the executive medical excess claims insurance coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $796,459.

Neil Tauber

On April 25, 2008, we entered into an amended severance agreement with Mr. Tauber, which amends and restates his severance agreement, dated March 3, 2003.

If Mr. Tauber’s employment with us terminates due to his death or disability, the amended severance agreement provides that we will pay Mr. Tauber (or his estate in the case of termination due to death) a lump sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump sum payment equal to the amount he would have earned as base salary during the two years following the termination date (reduced by any amounts paid under any long-term disability insurance policy maintained by us for the benefit of Mr. Tauber in the case of termination due to disability), and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested during the two years following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained.

If Mr. Tauber terminates his employment for “Good Reason,” if we terminate his employment without “Cause” or in the event of a Change in Control, in which event the employment of Mr. Tauber terminates automatically, we will pay Mr. Tauber a lump sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump sum payment equal to the sum of the amount he would have earned as base salary during the two years following the termination date and an amount equal to two times Mr. Tauber’s average annual bonus based on the annual bonuses paid or payable to Mr. Tauber for the last three fiscal years, and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award; provided, however, that if we terminate Mr. Tauber’s employment without Cause, we will only accelerate the vesting of his equity awards that would have vested during the two years following the date of termination. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained. For purposes of this paragraph, the termination by Mr. Tauber of his employment will be for “Good Reason” if the termination occurs within two years following the initial existence of one or more of the following conditions without Mr. Tauber’s consent (i) a material diminution in Mr. Tauber’s authority, duties or responsibilities, (ii) a material diminution in Mr. Tauber’s annual base salary or (iii) the relocation of the office where Mr. Tauber is required to perform his duties to the Company to a location outside of Los Angeles County, California; provided Mr. Tauber delivers written notice to the Company of the existence of such condition within 90 days of the initial existence of the condition and the Company does not remedy such condition within 30 days of the receipt of such notice; and for “Cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Tauber upon termination qualify as “excess parachute payments” under the Code, Mr. Tauber also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

If Mr. Tauber terminates his employment without Good Reason or we terminate his employment for Cause, Mr. Tauber is entitled by law to receive all accrued, earned and unpaid salary and all accrued and unused vacation and sick pay.

Mr. Tauber’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Tauber and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Tauber attains age 60 until the last to occur of Mr. Tauber’s death, the death of Mr. Tauber’s spouse, or the end of the year in which each of Mr. Tauber’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Tauber and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Tauber and his family at any time during the five years prior to termination. Upon Mr. Tauber’s eligibility for Medicare or a similar program, Mr. Tauber will have the option to enroll in Medicare or such similar program. If Mr. Tauber or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Edge Medical Reimbursement Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Tauber or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Tauber is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Tauber or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Tauber equal to all federal, state and local taxes incurred by Mr. Tauber as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Tauber cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Neil Tauber upon termination.

				By Officer	By
Payments &			By Officer	Without	Company	By
Benefits Upon			for Good	Good	Without	Company	Change in
Termination (1)	Death	Disability	Reason	Reason	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620	$ 15,620
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance	738,400	742,200	1,216,353	--	1,216,353	--	1,216,353
Acceleration of Equity Awards (4)	331,725	331,725	1,326,900	--	331,725	--	1,326,900
Automobile	--	64,116	64,116	--	64,116	--	64,116
Group Life, Medical and Other Company Insurance Plans (5)	56,144	60,082	60,082	--	60,082	--	60,082
Post-Retirement Medical Benefits(6)	1,542,211	1,542,211	1,542,211	1,542,211	1,542,211	1,542,211	1,542,211
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	--

Total	$ 2,684,100	$ 2,755,954	$ 4,225,282	$ 1,557,831	$ 3,230,107	$ 1,557,831	$ 4,225,282

(1)	Upon the termination of Mr. Tauber’s employment, Mr. Tauber will receive a lump sum payment consisting of accrued and unpaid salary and, within 30 days of the date of termination, a lump sum payment consisting of cash severance, if any.

(2)	Reflects Mr. Tauber’s accrued and unpaid salary as of December 31, 2007. Assumes cash bonus for fiscal 2007 was paid to Mr. Tauber prior to termination.

(3)	As of December 31, 2007, Mr. Tauber had no accrued vacation.

(4)	As of December 31, 2007, all shares of restricted stock held by Mr. Tauber were unvested.

(5)	Includes payment of insurance premiums for Mr. Tauber of approximately $18,900 per year for executive medical excess claims insurance coverage (for a total of approximately $37,800 for the two year period during which Mr. Tauber is entitled to such coverage under the terms of his severance agreement). The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Tauber for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Tauber is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Tauber was reimbursed the maximum amount per year during the two year period during which he is entitled to such benefits, we estimate that the amount set forth in the “Group Life, Medical and Other Company Insurance Plans” row would increase by $382,435.

(6)	Includes payment of insurance premiums for Mr. Tauber of approximately $18,900 per year for executive medical excess claims insurance coverage. The average annual premium expense was calculated by dividing the sum of the premium expenses paid by the Company on behalf of Mr. Tauber for the last five fiscal years (2003-2007) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Tauber is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $200,000. If Mr. Tauber was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 24 years as of December 31, 2010), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $4,589,221.

(7)	If the receipt by Mr. Tauber of the executive medical excess claims insurance coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $1,436,951.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John M. Baumer
John B. Chickering, Jr.
Frank Reddick

DIRECTOR COMPENSATION

The following table and related footnotes summarize the compensation paid by the Company to each non-employee director for the fiscal year ended December 31, 2007. Non-employee director compensation during fiscal 2007 consisted of (i) an annual retainer of $10,000 payable in four equal quarterly installments, (ii) fees for attending meetings of the Board of Directors and its committees in person ($2,000) or telephonically ($1,000), (iii) an annual audit committee chair fee of $10,000 payable in four equal quarterly installments and (iv) an annual option grant to purchase 8,000 shares of the Company’s common stock (as adjusted based on whether the last option grant to each non-employee director was more or less than 12 months from the date of the 2007 annual meeting of stockholders).

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name (1)	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($) (2)	($) (3)	($)	($)	($)	($)

John M. Baumer	$22,500	$11,674 (4)	$62,402	--	--	--	$96,576

John B. Chickering, Jr.	$38,000	$11,674 (5)	$32,856	--	--	--	$82,530

John A. Heil	$17,500	$11,674 (6)	$37,824	--	--	--	$66,998

Frank Reddick	$25,000	$11,674 (7)	$37,824	--	--	--	$74,498

(1)	Mr. Robert L. Antin, the Chairman of the Board, Chief Executive Officer and President of the Company, has been omitted from this table since he is an employee director and does not receive any compensation for serving on the Board of Directors. Mr. Antin’s compensation is set forth on the Summary Compensation Table on page 22 of this Proxy Statement.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R. For the assumptions used in the calculation of these amounts for fiscal year 2007 see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2007.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R, and include amounts from options granted prior to 2007. For the assumptions used in the calculation of these amounts see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2007.

(4)	The grant date fair value of the stock awards to Mr. Baumer in fiscal year 2007 was $81,180. At December 31, 2007, Mr. Baumer held 2000 unvested shares of the Company’s common stock.

(5)	The grant date fair value of the stock award to Mr. Chickering in fiscal year 2007 was $81,180. At December 31, 2007, Mr. Chickering held 2000 unvested shares of the Company’s common stock.

(6)	The grant date fair value of the stock award to Mr. Heil in fiscal year 2007 was $81,180. At December 31, 2007, Mr. Heil held 2000 unvested shares of the Company’s common stock.

(7)	The grant date fair value of the stock award to Mr. Reddick in fiscal year 2007 was $81,180. At December 31, 2007, Mr. Reddick held 2000 unvested shares of the Company’s common stock.

The Compensation Committee reviews director compensation on an annual basis. On January 5, 2007, the Compensation Committee adopted a new compensation program for its non-employee directors, which it subsequently amended on February 28, 2007. Our current non-employee director compensation program is as follows:

Annual retainer

We pay our non-employee directors $10,000 per year, paid quarterly in arrears, $2,000 for each Board of Directors meeting attended in person or committee meeting attended in person which is not held on the same day as a Board of Directors meeting, including reimbursement for out-of-pocket expenses incurred in attending, and $1,000 for each Board of Directors meeting attended telephonically or committee meeting attended telephonically which is not held on the same day as a Board of Directors meeting. We pay the Chairman of our Audit Committee an additional $10,000 per year, paid quarterly in arrears. No employee director receives compensation for his or her service as a member of our Board of Directors.

Restricted shares

Upon appointment to the Board of Directors, each non-employee director receives an initial grant, under our 2006 Equity Incentive Plan, of 2,000 restricted shares of stock. These restricted shares will vest in three equal annual installments, in each of the three 12-month periods, each an “annual period,” following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period and (b) on the anniversary of the date of grant.

If the date of grant is fewer than 12 months prior to the date of the next annual meeting of stockholders, the number of shares granted will be reduced on a pro-rata basis, based upon the number of months until the next annual meeting of stockholders (e.g., if a non-employee director is appointed January 1 and the next annual meeting of stockholders is April 1, such non-employee director will receive 500 restricted shares).

In addition, each non-employee director receives an annual automatic grant of 2,000 restricted shares on the date of the annual meeting. These restricted shares will vest in three equal annual installments, in each of the three annual periods following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period and (b) on the anniversary of the date of grant.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. At least once a year, the Audit Committee reviews a summary of all related party transactions, including the Company’s transactions with our executive officers and directors and with the firms that employ the directors.

Except as disclosed below, neither our directors or executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2007, or which is presently proposed.

We believe, based on our reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between us and our affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

Transactions with Zoasis Corporation

We incurred marketing expenses for vaccine reminders and other direct mail services provided by Zoasis, a company that is majority owned by Robert Antin, our Chief Executive Officer and Chairman. We purchased services of $1.8 million, $1.9 million and $1.1 million for 2007, 2006 and 2005, respectively. Arthur J. Antin, our Chief Operating Officer, owns a 10% interest in Zoasis. We believe the pricing of these services is comparable to prices paid by us to independent third parties for similar services. Beginning in late 2006, in connection with a sublease for office space located in the Zoasis corporate office, we paid rent to Zoasis of $54,000 and $18,000 in 2007 and 2006, respectively. The lease expired in August 2007 and continues on a month-to-month basis until the completion of a software development project. The rent under this sublease is comparable to the rent we pay for similar spaces.

In 2003, we entered into an agreement with Zoasis pursuant to which we acquired all of Zoasis’ right, title and interest in and to certain software in exchange for all our preferred stock of Zoasis then held by us. Concurrent with the purchase of the software, we granted to Zoasis a limited royalty-free, non-exclusive license to this software in exchange for Zoasis providing certain support for the software. Both we and Zoasis have a right to make modifications to the software, but all modifications and derivative works are owned by us. The software is hosted at our expense at a third-party hosting facility for the benefit of both parties.

Legal Services

Frank Reddick, who joined us as a director in February 2002, is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. Akin Gump Strauss Hauer & Feld LLP currently provides, and provided during fiscal year 2007, legal services to us. In 2007, we paid Akin Gump Strauss Hauer & Feld LLP $1.2 million for legal services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms that they file. Based solely upon our review of copies of the forms received by us and written representations from certain reporting persons that they have complied or not complied with the relevant filings requirements, we believe that, during the year ended December 31, 2007, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements, except for one Form 4 filed by each of John M. Baumer, John B. Chickering, Jr., John Heil and Frank Reddick. Each of Messrs. Baumer, Chickering, Heil and Reddick should have filed a Form 4 by June 6, 2007 in connection with his receipt of a grant of 2,000 shares of restricted stock on June 4, 2007 for his services as a non-employee director. Each of Messrs. Baumer, Chickering, Heil and Reddick filed his Form 4 on July 13, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2008, by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and Named Executive Officers as a group; and

•	all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 85,112,059 shares of common stock outstanding on March 31, 2008. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Antech, Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Common Stock
	Owned	Outstanding

Baillie Gifford & Co (1)	8,668,724	10.2%
Select Equity Group, Inc. & Select Offshore Advisors, LLC (2)	6,369,902	7.5%
FMR LLC (3)	6,105,442	7.2%
Robert L. Antin (4)	2,309,279	2.7%
Arthur J. Antin (5)	635,185	*
Tomas W. Fuller (6)	476,120	*
Neil Tauber (7)	235,000	*
Dawn R. Olsen (8)	80,200	*
John M. Baumer (9)	38,175	*
John B. Chickering, Jr. (10)	3,997	*
John A. Heil (11)	38,609	*
Frank Reddick (12)	71,109	*
All directors and executive officers as a group (9 persons) (13)	3,887,674	4.5%
* Indicates less than one percent

(1)	Information based on a Schedule 13G/A filed on March 6, 2008 with the SEC by Baillie Gifford & Co. According to the Schedule 13G/A, Baillie Gifford & Co has sole voting power over 7,062,741 shares and sole dispositive power over 8,668,724 shares. The address of the stockholder is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(2)	Information based on a Schedule 13G/A filed on February 15, 2008 with the SEC by Select Equity Group, Inc. and certain related entities. According to the Schedule 13G/A: (a) Select Equity Group, Inc. has sole voting and sole dispositive power over 4,681,510 shares; and (b) Select Offshore Advisors, LLC has sole voting and sole dispositive power over 1,688,392 shares. George

S. Loening is the controlling stockholder of each of these stockholders. The address for each stockholder and George S. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(3)	Information based on Schedule 13G/A filed on February 14, 2008 with the SEC by FMR Corp. and certain related entities. According to the Schedule 13G/A: (a) Fidelity Management & Research Company beneficially owns 5,772,851 shares as a result of acting as an investment adviser to various investment companies registered under Section 203 of the Investment Advisors Act of 1940; (b) Fidelity International Limited beneficially owns 331,597 shares as a result of serving as investment advisor and manager of a number of non-U.S. investment companies and certain institutional investors; and (c) Strategic Advisers, Inc. beneficially owns 994 shares as a result of providing investment advisory services to certain individuals. FMR LLC is the parent company of these entities and has sole voting power over 332,591 shares and sole dispositive power over 6,105,442 shares. Edward C. Johnson 3d and certain members of his family, collectively, may form a controlling group with respect to FMR LLC. The address of FMR LLC, Fidelity Management & Research Company, Strategic Advisers, Inc. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(4)	Includes (a) 114,000 shares of restricted stock of the Company subject to future vesting conditions (“restricted stock”) and (b) 715,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2008.

(5)	Includes (a) 72,000 shares of restricted stock and (b) 450,690 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(6)	Includes (a) 66,000 shares of restricted stock and (b) 385,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(7)	Consists of (a) 60,000 shares of restricted stock and (b) 175,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(8)	Consists of (a) 8,200 shares of restricted stock and (b) 72,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(9)	Consists of (a) 2,000 shares of restricted stock and (b) 36,175 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(10)	Consists of (a) 2,000 shares of restricted stock and (b) 1,997 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(11)	Consists of (a) 2,000 shares of restricted stock and (b) 36,609 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(12)	Consists of (a) 2,000 shares of restricted stock and (b) 69,109 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

(13)	Includes (a) 328,200 shares of restricted stock and (b) 1,941,580 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2008.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/  Tomas W. Fuller
Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary

12401 West Olympic Boulevard
Los Angeles, California 90064-1022
April 25, 2008

VCA ANTECH, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a stockholder of VCA Antech, Inc., a Delaware corporation, which we refer to as the “Company,” hereby nominates, constitutes and appoints Robert L. Antin and Tomas W. Fuller, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, June 4, 2008, which we refer to as the “Annual Meeting,” and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:
A VOTE “FOR” ALL ITEMS IS RECOMMENDED BY THE BOARD OF DIRECTORS:
Item 1.       To elect the nominees as Class III directors:
CLASS III
John B. Chickering, Jr.
John Heil
☐	FOR THE NOMINEES LISTED ABOVE

☐	WITHHELD for the nominees listed above
The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that the above nominees are unable or unwilling to serve.

Item 2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN
The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ITEMS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

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The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated April 25, 2008 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated: , 2008

Signature:

Signature:

Signature(s) of Stockholder(s) (See Instructions Below)

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.
☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

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